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                                                                   Exhibit 10.14

                            CLINICAL SUPPLY AGREEMENT

     This Agreement, dated as of October 5, 2005, is made and entered into by and between: Light Sciences Oncology, Inc., a Washington corporation ("LSO"); and Light Sciences Corporation, a Washington corporation ("Buyer").

                                    RECITALS

     A. Light Sciences Corporation ("LSC") entered into agreements with certain third parties under which such third parties have manufactured and supplied to LSC talaporfin sodium (referred to as LS11) in bulk or finished dosage form.

     B. LSC has assigned to LSO its rights under such manufacturing and supply agreements and has transferred to LSO approximately 3,500 vials of LS11 in finished dosage form, and approximately 2.5 kg of bulk LS11.

     C. Buyer has the valid right and license to use, make, have made, sell, offer to sell, import and otherwise dispose of LS11.

     D. Buyer wishes to acquire from LSO, and LSO wishes to supply to Buyer, LS11 in finished dosage form manufactured or to be manufactured under third party agreements for use in clinical studies under the terms and conditions of this Agreement.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the promises and agreements set forth herein, the parties agree as follows:

SECTION 1. DEFINITIONS

     Whenever used in this Agreement with initial letters capitalized, the following terms will have the following specified meanings:

     "BAXTER AGREEMENT" means the Drug Product Development and Clinical Supply Agreement between LSC and Baxter Pharmaceutical Solutions LLC ("Baxter"), dated July 9, 2004, as amended from time to time.

     "BULK DRUG" means talaporfin sodium manufactured and supplied by Johnson Matthey in bulk form under the Johnson Matthey Agreement or by another Third Party Manufacturer.

     "CLINICAL STUDIES" means animal, preclinical or human clinical studies of LS11 by Buyer before marketing approval of LS11 by the regulatory authority of the jurisdiction where the study is conducted.

     "CONFIDENTIAL INFORMATION" means any confidential or proprietary information of the disclosing party, whether of a scientific, business or other nature (including, but not limited to, trade secrets, know how and information relating to the products, research, studies, technology, inventions, suppliers, contracts, manufacturing methods, investigators, personnel, business plans, finances or

CLINICAL SUPPLY AGREEMENT


                                       -1

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scientific, regulatory, legal or other affairs of such party);
provided, that the same is marked or otherwise identified as confidential or proprietary information prior to, upon or promptly after receipt by the receiving party. However, Confidential Information does not include any information that: (a) was known by the receiving party prior to communication by the disclosing party; (b) is a matter of public knowledge at the time of such disclosure by the disclosing party; (c) becomes a matter of public knowledge, without fault on the part of the receiving party, subsequent to disclosure by the disclosing party to the receiving party; or (d) has been disclosed to the receiving party from a third party lawfully having possession of such Confidential Information without an obligation of confidentiality to the disclosing party. Subparagraph (a) will not apply to Confidential Information assigned or transferred to LSO by LSC on or before the date of this Agreement.

     "DRUG PRODUCT" means an investigational pharmaceutical product containing the Bulk Drug as the active pharmaceutical ingredient manufactured and supplied in finished dosage form by Baxter under the Baxter Agreement or by another Third Party Manufacturer.

     "FIELD" has the meaning set forth in the Recitals.

     "JOHNSON MATTHEY AGREEMENT" means the Research and Manufacturing Agreement between LSC and Johnson Matthey Pharmaceutical Materials, Inc. d/b/a Pharm-Eco ("Johnson Matthey"), dated May 7, 2004, as amended from time to time.

     "TERM" has the meaning set forth in Section 5.1.

     "THIRD PARTY MANUFACTURER" means Baxter, Johnson Matthey or any other third party LSO engages to supply raw material for LS11 or to manufacture and supply LS11 in bulk or finished dosage form, or any successor to such entity's rights, obligations or interests under the applicable Third Party Supply Agreement.

     "THIRD PARTY SUPPLY AGREEMENTS" means the Baxter Agreement, the Johnson Matthey Agreement and any other agreements under which LSO engages a Third Party Manufacturer to supply raw material for LS11 or to manufacture and supply LS11 in bulk or finished dosage form.

SECTION 2. CLINICAL SUPPLY OF DRUG PRODUCT

     2.1  OBLIGATION OF LSO TO SUPPLY

     LSO will use commercially reasonable efforts to supply to Buyer such quantities of Drug Product as Buyer may order from LSO during the Term; provided such quantities do not exceed the quantities set forth in Buyer's most recent forecast under Section 3.2 and can be supplied from LSO's then available inventory of Drug Product or by a Third Party Manufacturer under a Third Party Supply Agreement. Buyer acknowledges that LSO will supply itself and third parties with Drug Product from its existing inventory, and that LSO is not obligated to maintain its existing inventory of Bulk Drug or Drug Product, or reserve inventory for Buyer, or enter into additional manufacturing and supply agreements. In the event of a shortage of available Drug Product, LSO will allocate the available Drug Product. Upon reasonable request, LSO will furnish to Buyer a current inventory of Drug Product being manufactured for LSO and in LSO's possession or control.


                                       -2

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     2.2  SUBMISSION OF ORDERS TO THIRD PARTY MANUFACTURERS

     If the quantity of Drug Product ordered by Buyer under Section 2.1 exceeds LSO's then available inventory, LSO will notify Buyer, and, upon Buyer's request, LSO will submit a firm order for Drug Product with a Third Party Manufacturer, and, if necessary, will also submit firm orders with other Third Party Manufacturers for quantities of raw material and Bulk Drug needed to manufacture the requested Drug Product. Any orders submitted to a Third Party Manufacturer are subject to acceptance by the Third Party Manufacturer and the terms and conditions of the applicable Third Party Supply Agreement, including, without limitation, minimum quantities. Further, if the Third Party Manufacturer requires an advance payment before accepting the order or milestone or other progress payments, Buyer will pay to LSO the full amount of the advance payment before LSO submits the order to the Third Party Manufacturer and any milestone or other progress payments as they become due to the applicable Third Party Manufacturer. If the Third Party Manufacturers capable of supplying the requested raw material, Bulk Drug or Drug Product, as the case may be, reject LSO's order or are not able to supply the requested materials on terms acceptable to LSO and Buyer, then LSO will have no further obligations with respect to the supply of Drug Product that exceeds LSO's then available inventory.

     2.3  USE OF DRUG PRODUCT FOR CLINICAL STUDIES

     Buyer will purchase, and LSO will supply to Buyer, Drug Product under this Agreement solely for use in Clinical Studies in the Field. Buyer will not use Drug Product acquired under this Agreement other than to conduct Clinical Studies in the Field, and Buyer will comply with all restrictions on use and other requirements set forth in the applicable Third Party Manufacturer Agreements.

     2.4  ALTERNATE SOURCE OF SUPPLY

     Promptly after the date of this Agreement, or three (3) years before the projected date of Buyer's first commercial sale of LS11 drug product, whichever occurs last, Buyer will undertake commercially reasonable efforts to identify, qualify and enter into agreements with one or more third parties for the manufacture and supply of LS11 drug product. LSO will reasonably cooperate with Buyer to establish such alternate sources of supply and transition supply of drug product from LSO to such third parties, including, without limitation, furnishing available technical assistance and documentation. Buyer will pay LSO its then current FTE rates for such assistance and reimburse LSO all reasonable travel and other out-of-pocket expenses incurred in connection therewith.

     2.5  PROCESS IMPROVEMENTS

     Subject to LSO's obligations to third parties and provided LSO has sufficient rights, LSO will grant to Buyer a non-transferable, non-exclusive license to use any improvements to the Drug Product manufacturing process developed or made by or for LSO during the Term for the sole purpose of manufacturing talaporfin sodium drug product. The license granted under this
Section 2.5 includes the right to sublicense under a written sublicense agreement reasonably acceptable to LSO for the sole purpose of having talaporfin sodium manufactured by a third party for Buyer.


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SECTION 3. TERMS AND CONDITIONS OF SALE

     3.1  ORDERS

     Buyer will complete, sign and submit to LSO a written order specifying the quantity of Drug Product that Buyer wishes to purchase, the desired dose per vial, desired delivery date and any specific requested shipping instructions. Buyer will order Drug Product in the minimum quantities specified in EXHIBIT A. All orders will be subject to acceptance by LSO and consistent with the terms of this Agreement and the applicable Third Party Supply Agreements.

     3.2  FORECASTS

     Promptly after signing this Agreement and thereafter on the first business day of each calendar quarter during the Term, Buyer will provide LSO with a three (3) month rolling forecast of Buyer's reasonable estimate of the quantities of Drug Product that Buyer will need and order in each quarter covered by the forecast. Such estimates are estimates only and not binding on Buyer or LSO.

     3.3  FIRM ORDERS

     The quantities set forth in an order submitted by Buyer and accepted by LSO will be binding on Buyer, and Buyer will be obligated to purchase from LSO the quantity of Drug Product set forth in the accepted order. Buyer may not cancel any such order or reduce the quantities or delay shipment of any Drug Product thereunder. Without limiting any other remedies, Buyer will reimburse LSO for all cancellation and other charges incurred as a result of Buyer's breach of this Section 3.3.

     3.4  DELIVERY

     LSO will deliver all Drug Product to Buyer FOB at LSO's facility or LSO's inventory or storage location. Title to and risk of loss for the Drug Product will pass to Buyer when the Drug Product has been tendered to the carrier selected by Buyer at the place of delivery. Buyer will procure, at its own cost, insurance covering damage or loss of the Drug Product during shipment from the place of delivery to Buyer's shipping destination. Buyer is responsible for all transportation costs incurred in shipping the Drug Product from the delivery location to the shipping destination. Buyer will be responsible for any claims against the carrier arising from or relating to shipment.

     3.5  INSPECTION AND ACCEPTANCE

     Buyer will inspect and test samples of the Drug Product promptly after receipt of the Drug Product to determine whether the Drug Product conforms to the applicable Third Party Manufacturers' warranties. If the Drug Product fails to conform to any applicable Third Party Manufacturer's warranty, then Buyer will notify LSO within thirty (30) days after receipt of the Drug Product. In such event, LSO will notify the applicable Third Party Manufacturer and use commercially reasonable efforts to exercise any remedies available under the applicable Third Party Supply Agreement at Buyer's expense. If LSO and the applicable Third Party Manufacturer determine in good faith that the Drug Product conforms to the Third Party Manufacturer's warranty, then Buyer will be deemed to have accepted the Drug Product unless the Drug Product fails to conform to the Third Party Manufacturer's warranty as a direct result of LSO's gross negligence or intentional misconduct in handling or storing the Drug Product or related Bulk Drug or raw material,


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in which case, Buyer's sole remedy will be to exercise its rights under Section
7.1. If Buyer fails to notify LSO of any nonconformance within thirty (30) days after receipt of the Drug Product, then Buyer will be deemed to have accepted the Drug Product. Upon LSO's request, Buyer will return any nonconforming Drug Product to LSO or the applicable Third Party Manufacturer or destroy such Drug Product in accordance with LSO's instructions.

     3.6  CONFLICTING TERMS

     In the event of any conflict or inconsistency between this Agreement and any order, the provisions of this Agreement will govern and control. LSO will not be bound by any term, condition or other provision that is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) that is proffered by Buyer in any receipt, acceptance, confirmation, correspondence or otherwise, unless LSO specifically agrees to such provision in writing.

SECTION 4. COMPENSATION

     4.1  FEES

          4.1.1 EXISTING DRUG PRODUCT

     As full consideration for Drug Product supplied to Buyer from LSO's inventory of Drug Product existing as of the date of this Agreement, Buyer will pay LSO a reasonable handling fee. Such handling fee will include compensation for costs incurred by LSO to store, transport, insure, maintain records related to and otherwise handle such Drug Product.

          4.1.2 NEW DRUG PRODUCT

     The purchase price for Drug Product supplied to Buyer under this Agreement pursuant to orders submitted to Third Party Manufacturers after the date of this Agreement will be equal to the total cost incurred by LSO to have such Drug Product developed, manufactured and delivered to LSO and to inspect, test, insure and store such Drug Product and associated raw material and Bulk Drug. Such cost will include, without limitation, (i) fees, charges, expenses, taxes and other amounts paid to the Third Party Manufacturers for the development, capacity reservation, manufacture, testing, packaging and delivery of the Drug Product, Bulk Drug and raw material and related validation and quality control lots; and (ii) reasonable overhead charges of LSO (including, without limitation, fully loaded personnel costs) associated with any of the foregoing (including, without limitation, related record keeping and regulatory compliance), as determined by LSO in accordance with LSO's accounting standards consistently applied. Any advance or progress payments made by Buyer pursuant to
Section 2.2 or required under Section 4.5 will be deducted from the amounts payable under this Section 4.1.

     4.2  INVOICE; PAYMENT

     LSO will issue invoices to Buyer for the amounts payable under Section 4.1 within thirty (30) days after delivery of the Drug Product. Buyer will pay the amount set forth in each invoice within thirty (30) days after receipt of such invoice. All payments made under this Agreement will be made in United States currency. Any amounts not paid by Buyer under this Agreement when due


                                       -5

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will bear interest from the date due until paid in full at the rate of the lesser of (a) 1.5% per month compounded monthly, and (b) the highest rate permitted by applicable usury law.

     4.3  TAXES

     The amounts payable under this Agreement do not include any taxes, duties and other similar fees assessed by any government authority ("Taxes"). If and to the extent that any Taxes are due in connection with the supply of the Drug Product to Buyer under this Agreement (other than Taxes based on LSO's net income or gross receipts), Buyer will pay such Taxes. If LSO is obligated by applicable law or regulation to collect and remit any Taxes due in connection with the supply of the Drug Product, then LSO will add the appropriate amount to the applicable invoice as a separate line item.

     4.4  EXAMINATION OF RECORDS

     Upon request of Buyer not more frequently than once per calendar year, LSO will permit an independent certified public accounting firm of national stature selected by Buyer and reasonably acceptable to LSO, to examine LSO's books of account and records to verify the amounts payable under this Agreement. Any such accountant will enter into a confidentiality agreement with LSO reasonably acceptable to LSO. The findings and results of the examination will be deemed the Confidential Information of LSO, and neither the accountant nor Buyer will disclose the results of the examination to any third party without the prior written consent of LSO. Such examination will be made at reasonable times during regular business hours and upon at least thirty (30) days' prior notice. The accountant will report the findings and results of its examination to both LSO and Buyer, and LSO will have the opportunity to meet with and discuss the results with the accountant and to review the accountant's work papers.

     4.5  DEFAULT IN PAYMENT OBLIGATIONS

     Without limiting any other remedies, if Buyer fails to make any payment as and when required under this Agreement, LSO may suspend deliveries of Drug Product until Buyer has cured such default. In addition, LSO may modify the payment terms to require full or partial payment in advance of future orders and/or establish other credit terms.

SECTION 5. TERM AND TERMINATION

     5.1  TERM

     The term of this Agreement will commence as of the date of this Agreement and, unless sooner terminated pursuant to Section 5.2, 5.3, 5.4 or 9.8, will terminate on the third (3rd) anniversary of the date of this Agreement (the "Term").

     5.2  MATERIAL BREACH

     Either party may terminate the Term immediately by giving the other party written notice of termination if the other party fails to cure any material breach of or default under this Agreement (including, without limitation, failure to pay any amounts when due) within thirty (30) days after the other party receives written notice of the breach or default or such later date as the terminating party may specify in its notice.


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     5.3  TERMINATION OF SUPPLY AGREEMENTS

     LSO may terminate the Term upon written notice in the event of the termination or expiration of any Third Party Supply Agreement needed to supply Drug Product under this Agreement for any reason after LSO has exhausted its inventory of usable Drug Product.

     5.4  CHANGE IN BUSINESS

     Either party may terminate the Term immediately upon written notice to the other party if the other party: (a) ceases to do business in the ordinary course except in connection with a permitted assignment under Section 9.4; (b) is the subject of any proceeding related to its bankruptcy, liquidation or insolvency (whether voluntary or involuntary) that is not dismissed within thirty (30) calendar days after filing; or (c) makes an assignment of all or substantially all of its assets for the benefit of creditors.

     5.5  EFFECT OF TERMINATION

     Upon termination or expiration of the Term, the following will apply:

          (a) each party will fulfill its obligations under any and all orders that have been submitted by Buyer and accepted by LSO before the date of termination or expiration; provided, however, that, in the event of any termination by LSO pursuant to Section 5.2, 5.3, 5.4 or 9.8, LSO may, at its option, cancel any outstanding orders upon written notice;

          (b) if LSO terminates the Term pursuant to Section 5.2, 5.3 or 5.4 and elects to cancel any outstanding orders under (a) above, then Buyer will pay LSO within thirty (30) days after the effective date of termination, all amounts that would have become payable under Section 4.1 for Drug Product covered by the canceled orders, including, without limitation, cancellation fees payable to any Third Party Manufacturer, except to the extent that such costs can be reasonably avoided by LSO without incurring additional liability;

          (c) termination or expiration of the Term for any reason will not relieve either party of any obligation accruing prior thereto; and

          (d) Sections 2.3, 3.3, 3.5, 3.6, 4, 5.5, 6, 7, 8 and 9 and any other provisions of this Agreement that may reasonably be interpreted or construed to survive termination or expiration of the Term will survive termination or expiration of the Term.

SECTION 6. REGULATORY DOCUMENTATION AND MATTERS

     6.1  ADVERSE EFFECTS

     Each party will promptly advise the other of information it receives relating to the safety or toxicity of the Drug Product, including, without limitation, any adverse events associated with the use of the Drug Product. For serious or significant adverse events or reactions, notice must be given by telephone within two (2) business days after receipt of the information and followed by written notice not less than five (5) days thereafter. Each party, as required by applicable laws or regulations, will maintain all adverse event files associated with its use of the Drug Product. Each party will be responsible for the review of adverse events associated with its use of the Drug Product


                                       -7
and for reporting such events to the United States Food and Drug Administration and any other applicable regulatory authorities. Buyer will send to LSO all adverse event reports that require investigation of the manufacture of the Drug Product, and LSO will request that the applicable Third Party Manufacturer conduct an investigation and promptly report its findings to LSO and Buyer. Upon request of LSO or a Third Party Manufacturer, Buyer will provide to LSO samples of the Drug Product subject to any such report.

     6.2  ACCESS TO DOCUMENTATION

     Promptly after request, LSO will furnish Buyer with all certificates, data, documentation, reports and records associated with the manufacture of the Drug Product reasonably necessary for Buyer to comply with regulatory requirements or obtain regulatory approvals related to the Drug Product to the extent such information is available and can be furnished to Buyer without breach of LSO's confidentiality or other obligations. If such disclosure would result in a breach of LSO's confidentiality or other obligations to a third party, then LSO will use good faith efforts to obtain permission from the applicable third party to disclose such information to Buyer. In addition, if LSO has the right to cross reference any regulatory filings or registrations of a third party that pertain to Buyer's use of the Drug Product in the Field, then LSO will use reasonable efforts to obtain permission for Buyer to cross reference such filings or registrations. All information disclosed to or learned by Buyer under this Section 6.2 will be treated as Confidential Information of LSO and the applicable third party, and Buyer will comply with any restrictions on use or disclosure established by the third party.

     6.3  RECALLS

     If LSO is required or requested by any governmental authority to recall any Drug Product supplied hereunder, or LSO otherwise determines that any Drug Product supplied to Buyer hereunder should be recalled, LSO will promptly notify Buyer of the Drug Product subject to the recall and Buyer will cooperate with LSO in implementing the recall in accordance with LSO's instructions. Buyer will be responsible for the costs incurred in recalling any Drug Product supplied to Buyer hereunder except to the extent (a) such costs are recovered from a Third Party Manufacturer, or (b) the recall is a direct result of the gross negligence or intentional misconduct of LSO.

     6.4  COMPLIANCE WITH LAWS

     Buyer will comply with all applicable laws, regulations, rules, orders, guidelines and other requirements, now or hereafter in effect, of any governmental authority having jurisdiction ("Applicable Law") in its use, possession, storage, distribution and other disposition of the Drug Product. Without limiting the foregoing, if Buyer ships the Drug Product outside the United States, Buyer will comply with all applicable United States export laws and regulations and all applicable import laws and regulations of the country of importation. LSO will have no obligation to obtain approvals, consents, licenses or permits from any governmental authority relating to the use, possession, storage, distribution or other disposition of the Drug Product by Buyer.


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SECTION 7. DISCLAIMER OF WARRANTIES AND INDEMNIFICATION

     7.1  PRODUCT DEFECTS

     Buyer acknowledges and agrees that the Third Party Manufacturers and not LSO are responsible for manufacturing and supplying raw material, Bulk Drug and Drug Product in compliance with their applicable warranties and Applicable Laws. Buyer's sole and exclusive remedy with respect to any defect with the Drug Product or failure of the Drug Product to comply with the Third Party Manufacturers' applicable warranties or to be manufactured in accordance with Applicable Law will be limited to whatever recourse Buyer may have against the applicable Third Party Manufacturer, unless the failure to comply results directly from the gross negligence or intentional misconduct of LSO in handling or storing the Drug Product or associated Bulk Drug or raw material after delivery to LSO by the applicable Third Party Manufacturer. If Buyer determines that the Drug Product fails to conform with a Third Party Manufacturer's warranty, Buyer will promptly notify LSO within the applicable warranty period, and LSO will reasonably assist Buyer in good faith to exercise any rights and remedies available under the applicable Third Party Supply Agreement at Buyer's expense. However, if the failure of the Drug Product to comply with a Third Party Manufacturer's warranty results directly from the gross negligence or intentional misconduct of LSO in handling or storing the Drug Product or associated Bulk Drug or raw material after delivery to LSO by the applicable Third Party Manufacturer, then LSO will replace the Drug Product, or, if LSO cannot replace the Drug Product within a reasonable period of time (e.g., one hundred twenty (120) days), LSO will cancel the order and refund any amounts paid by Buyer for the defective Drug Product promptly after return or destruction of the Drug Product as stated below. The foregoing constitutes LSO's sole obligation and Buyer's sole and exclusive remedy against LSO with respect to defective or nonconforming Drug Product. Buyer will return or destroy, at LSO's option, any Drug Product that fails to conform to a Third Party Manufacturer's warranty or which is otherwise defective.

     7.2  DISCLAIMER OF WARRANTIES AND CLAIMS

     LSO DISCLAIMS, AND BUYER WAIVES AND RELEASES LSO AND ITS AFFILIATES FROM, ALL WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE RAW MATERIAL, BULK DRUG, AND DRUG PRODUCT, INCLUDING, BUT NOT LIMITED, TO ANY: (A) IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE; (B) IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE; AND (C) WARRANTY OF NONINFRINGEMENT. WITHOUT LIMITING THE FOREGOING AND EXCEPT TO THE EXTENT INCONSISTENT WITH LSO'S OBLIGATIONS UNDER SECTION 7.1, BUYER WAIVES AND RELEASES LSO AND ITS AFFILIATES FROM ALL CLAIMS, LOSSES AND DAMAGES RELATING TO THE RAW MATERIAL, BULK DRUG AND DRUG PRODUCT, INCLUDING, WITHOUT LIMITATION, CLAIMS RELATING TO STABILITY, EFFICACY, SAFETY, TOXICITY OR NONCONFORMANCE.

     7.3  INDEMNIFICATION

     Buyer will defend, indemnify and hold harmless LSO and its affiliates from and against any and all claims, costs, losses, damages, fines, penalties and expenses (including, without limitation,


                                       -9
reasonable attorneys' fees and costs) arising out of or in connection with any actual or alleged third party claims resulting from

          (a) any breach of any term or condition of this Agreement or any Third Party Supply Agreement by Buyer; and

          (b) Buyer's possession, storage, handling, distribution, use, sale or other disposition of the Drug Product after delivery to Buyer, except to the extent (i) inconsistent with LSO's obligation to replace Drug Product under Section 7.1, or (ii) a Third Party Manufacturer indemnifies, defends and holds harmless LSO from such claim.

     LSO will promptly notify Buyer in writing of any such claim, permit Buyer to control the defense and settlement of such claim, and cooperate with Buyer (at the sole cost and expense of Buyer) in the defense and settlement of such claim; provided, that Buyer will not settle any such claim without the prior written consent of LSO (which consent will not be unreasonably withheld). LSO will have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

     7.4  INSURANCE

     Subject to any additional requirements of any Third Party Manufacturer, Buyer will procure from financially strong insurance carriers (e.g., AM Best Rating of "A-V" or higher) and maintain during the Term and for a period of three (3) years thereafter, at its own cost, the following insurance:

     (a) Commercial General Liability: including coverage for products and completed operations and contractual liability (including coverage for advertising and personal injury) with a combined single limit of no less than ten million dollars ($10,000,000);

     (b) Clinical Trials Liability: including coverage for bodily injury and/or property damage resulting from use of the Drug Product in Clinical Studies with a combined single limit of no less than ten million dollars ($10,000,000); and

     (c) Foreign Local Coverage: where required by law, foreign local coverages in an amount that, at a minimum, satisfies the legal requirements of that jurisdiction.

LSO will be named as an additional insured on such policies, and Buyer will deliver a certificate of insurance evidencing such coverage and endorsement of additional insured to LSO within thirty (30) days after the date of this Agreement and on each anniversary of the date of this Agreement. If Buyer fails to furnish such certificates or endorsements, or if at any time during the Term LSO is notified of the cancellation or lapse of any such coverage, in addition to all other remedies available to LSO, LSO, at its option, may obtain such coverage and Buyer will promptly reimburse LSO for the cost of the same. Further, without limiting any other remedies available to LSO, if Buyer fails to maintain the insurance required hereunder or furnish the required evidence of insurance, LSO may suspend deliveries of Drug Product until Buyer has cured such default.


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

SECTION 8. LIMITATIONS OF LIABILITY

     8.1  NO CONSEQUENTIAL DAMAGES

     NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE, PRODUCT LIABILITY OR STRICT LIABILITY) OR OTHERWISE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT NECESSARILY LIMITED TO, LOSS OF PROFIT, REVENUE OR USE) ARISING OUT OF THIS AGREEMENT OR THE USE OR INABILITY TO USE ANY DRUG PRODUCT.

     8.2  DOLLAR LIMITATION

     A PARTY'S TOTAL LIABILITY, WHETHER IN CONTRACT, WARRANTY, TORT OR OTHERWISE WITH REGARD TO THIS AGREEMENT WILL NOT IN THE AGGREGATE EXCEED THE TOTAL AMOUNT OF COMPENSATION PAID BY BUYER TO LSO UNDER THIS AGREEMENT AND TO BE PAID BY BUYER TO LSO UNDER ORDERS ACCEPTED UNDER THIS AGREEMENT.

     8.3  EXCEPTIONS

     THE LIMITATIONS SET FORTH IN SECTIONS 8.1 AND 8.2 WILL NOT APPLY TO (A) BUYER'S INDEMNIFICATION OBLIGATIONS HEREUNDER, (B) ANY DAMAGE, LIABILITY OR OBLIGATION ARISING UNDER SECTION 9.2, OR (C) AMOUNTS OWED BY BUYER TO LSO UNDER THIS AGREEMENT.

SECTION 9. MISCELLANEOUS

     9.1  NO LICENSES GRANTED

     Except as expressly granted herein, nothing in this Agreement or its performance grants, by implication, estoppel or otherwise, either party any right, title, interest, or license, in or to the other party's intellectual property or under the other party's intellectual property rights. Each party reserves all rights not expressly granted herein.

     9.2  CONFIDENTIAL INFORMATION

     Each party reserves any and all right, title and interest (including, without limitation, any intellectual property rights) that it may have in or to any Confidential Information that it may disclose to the other party or that the other party may acquire under this Agreement. The recipient will exercise due care (i.e., at least as much care as it affords its own confidential information) to prevent unauthorized disclosure or use of Confidential Information of the disclosing party. The recipient will use any Confidential Information of the discloser solely for the purposes for which it is provided by the discloser. This Section 9.2 will not be interpreted or construed to prohibit: (a) any use or disclosure necessary or appropriate in connection with the recipient's performance of its obligations or exercise of its rights under this Agreement; (b) any use or disclosure required by applicable law (e.g., pursuant to applicable securities laws or legal process); provided, that the recipient uses reasonable efforts to give the discloser reasonable advance notice thereof (e.g., so as to afford the discloser an opportunity to intervene and seek an order or other appropriate relief for the


                                      -11
protection of its Confidential Information from any unauthorized use or disclosure ); or (c) any use or disclosure made with the written consent of the discloser. In the event of any breach or threatened breach by the recipient of its obligations under this Section 9.2, the discloser will be entitled to injunctive and other equitable relief to enforce such obligations.

     9.3  EXCUSED PERFORMANCE

     Neither party will be liable for, or be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any cause or condition beyond such party's reasonable control (excluding payment obligations).

     9.4  ASSIGNMENT

     Neither party will assign this Agreement, in whole or in part, directly, by operation of law or otherwise, except with the prior written consent of the other party. However, each party hereby consents to any assignment of the other party's right, title and interest under this Agreement to a successor by virtue of any merger, consolidation or other corporate reorganization or any sale of substantially all the assets of the business of the other party to which this Agreement pertains, or to an affiliate that is controlled by, controls or is under common control with the assigning party; provided, that such successor, affiliate or assignee signs a document assuming all the obligations of the assigning party under this Agreement and agreeing to comply with the terms set forth in this Agreement and that a copy of such document is provided to the non-assigning party. No assignment by a party, with or without the other party's consent, will relieve such party from any of its obligations under this Agreement. Subject to the foregoing restrictions, this Agreement will be fully binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     9.5  NOTICE

     All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, by fax (receipt confirmed), or by registered or certified mail, return receipt requested and postage prepaid or sent by express courier service (receipt verified), to the party at the address specified on the signature page of this Agreement (or at such other addresses for a party as will be specified by the like notice; provided, that notices of a change of address will be effective only upon receipt thereof). All such notices and communications will be deemed effective when received.

     9.6  INDEPENDENT CONTRACTOR

     Each party is engaged in an independent business and will perform its obligations under this Agreement as an independent contractor and not as an agent or representative of any other party. Neither party will have any right or authority to create any obligation or make any representation or warranty in the name or on behalf of the other party. This Agreement will not be interpreted or construed to create an association, joint venture or partnership between the parties or to impose any partnership obligation or liability upon any party.


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

     9.7  NONWAIVER

     The failure of either party to insist upon or enforce strict performance of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement will not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provisions, rights or remedies in that or any other instance; rather, the same will be and remain in full force and effect.

     9.8  SEVERABILITY

     The invalidity or unenforceability of any provision of this Agreement will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provision were replaced with a valid and enforceable provision as similar as possible to the one replaced; provided, that, if any part of Section 7 is found unenforceable or invalid by a court of competent jurisdiction, LSO will have the right to terminate the Term and cancel any outstanding orders upon written notice.

     9.9  CONSTRUCTION

     This Agreement has been negotiated on an arm's-length basis by the parties and their respective counsel and will be interpreted fairly in accordance with its terms without any strict construction in favor of or against either party.

     9.10 GOVERNING LAW AND VENUE

     This Agreement will be governed by and interpreted in accordance with the local laws of the State of Washington, U.S.A., without regard to conflicts of law provisions to the contrary. The parties waive application of the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods, as amended. Each party irrevocably consents to the jurisdiction and venue of the state and federal courts in King County, Washington, U.S.A., for any action, claim, proceeding or suit arising out of or in connection with this Agreement. Buyer will not commence or prosecute any suit or claim to enforce this Agreement, or otherwise arising under or by reason of this Agreement, other than in such courts.

     9.11 ENTIRE AGREEMENT

     This Agreement contains the entire agreement, and supersedes any and all prior agreements, between the parties with regard to the subject matter hereof. This Agreement may not be amended except in a written instrument signed by the party to be bound thereby. This Agreement may be executed in two or more counterparts, all of which will constitute but one and the same instrument.


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

     IN WITNESS WHEREOF, the parties have entered into and signed this Agreement as of the date first written above.

LSO:                                    BUYER:

Light Sciences Oncology, Inc.           Light Sciences Corporation


By (Signature): /s/ M. J. Winship       By (Signature): /s/ Albert Luderer
                ---------------------                   ------------------------
Name (Print): M. J. Winship             Name (Print): Albert Luderer
Title (Print): COO                      Title (Print): CEO

Address: 34931 SE Douglas Street        Address: 34931 SE Douglas Street
         Suite 200                               Suite 200
         Snoqualmie, WA 98065                    Snoqualmie, WA 98065
         Facsimile:                              Facsimile:
                    -----------------                       --------------------

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